Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2025 relating to the financial statements of Taysha Gene Therapies, Inc. appearing in the Annual Report on Form 10-K of Taysha Gene Therapies, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Chicago, Illinois

January 6, 2026